--------------------------------------------------------------------------------
             TAX-SHELTERED ANNUITY (TSA) 403(b) QUALIFICATION RIDER
--------------------------------------------------------------------------------

This Rider may be issued with an individual Contract, a group master contract, or a group certificate issued under a group master contract, (hereinafter referred to as "Contract"). This Rider qualifies this Contract to comply with
Section 403(b) of the Internal Revenue Code of 1986, as amended (the "Code") and applicable regulations. The provisions in this Rider supersede any contrary provisions in the Contract. The following conditions, restrictions and limitations apply.

If this Contract is subject to the requirements of Employee Retirement Income Security Act (ERISA), we are not a party to the Plan, nor are we the Plan Administrator. Any responsibilities related to the appropriateness of any withdrawal, consents (or revocation thereof), or any other fiduciary decision related to the administration of the Plan is that of the employer or the Plan Administrator.

OWNER AND ANNUITANT
If the owner of this Contract is an employer, it represents that it is an eligible organization described in Section 403(b)(1)(A) of the Code and that the plan or arrangement meets the requirements of Code Section 403(b). The term employee will mean the individual for whose benefit the employer established an annuity program under Code Section 403(b). This employee will be the Annuitant under this Contract. If the owner of this Contract is an employee of an eligible organization as described above, he or she must also be the Annuitant and represents that he/she is eligible to own this Contract under the requirements of Code Section 403(b). The Annuitant is the individual on whose life the first Annuity payment is made. A joint owner or a contingent Annuitant cannot be named under this Contract. The Annuitant may not be changed after the Contract Date except as provided hereunder.


TRANSFER OF OWNERSHIP/ASSIGNMENT
In order to maintain tax qualification, this Contract may not be sold, assigned, transferred, discounted or pledged as collateral for a loan (except to us) or as security for the performance of an obligation or for any other purposes except as may be required or permitted under applicable sections of the Code. The Annuitant's interest, except as permitted by law, is nonforfeitable. We will administer this Contract only as a Tax Qualified Contract, under Section 403(b) of the Code. Certain rules may apply in the case of a transfer under the terms of a Qualified Domestic Relations Order (QDRO), as defined in Code Section 414(p).

CONTRIBUTION LIMITS
In order to meet the qualification requirements of Code Section 403(b), elective deferral contributions may not exceed the limitations in effect under Code Sections 402(g), 414(v) and 415(c). This rule is an individual limitation that applies to all elective deferral plans, contracts or arrangements in the aggregate.

ROLLOVERS
To the extent the Annuitant is eligible for a distribution under this Contract, and provided the distribution is an eligible rollover distribution, the distribution or a portion of it may be paid directly to an eligible retirement plan. An eligible retirement plan includes an Individual Retirement Annuity or Account described in Code Section 408; a Tax Sheltered Annuity plan or arrangement under Code Section 403(b); a Defined Contribution plan qualified under Code Section 401; and a governmental Deferred Compensation arrangement under Code Section 457, as permitted by law. In the case of an eligible distribution to the surviving spouse however, an eligible retirement plan is an Individual Retirement Annuity or Account, or another TSA. You must specify the eligible retirement plan to which such distribution is to be paid in a form and at such time acceptable to us. Such distribution shall be made as a direct transfer to the eligible retirement plan so specified. Surrender penalties under this Contract may apply to all rollover distributions.

Previously taxed amounts in this Contract are not eligible for rollover. Amounts that are rolled over are generally not taxed until later distributed. An eligible rollover distribution generally includes any taxable distribution or portion thereof from this Contract except:

        (1) any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or the life expectancy) of the Annuitant or the joint lives (or joint and survivor expectances) of the Annuitant and the Annuitant's designated beneficiary, or for a specified period of ten years or more;
        (2) any distribution to the extent such distribution is required under Code Sections 401(a)(9) and 403(b)(10);
        (3) the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities);

L-22382                                                                 Ed. 2/03

        (4) any hardship distribution described in Code Section 403(b)(11) or Code Section 403(b)(7)(A)(ii) made to the contract owner after 1998, and
        (5) any other distribution(s) to the extent provided under the Code.

When an Annuitant receives a distribution directly by check that is eligible for rollover, then mandatory income tax withholding will be taken from the distribution. The Annuitant may roll over the balance to an Individual Retirement Annuity or account within 60 days of receipt of the check, and may make up the amount withheld from other sources in the rollover in order to roll over the maximum without possible early distribution tax penalty on the amount of the tax withholding.

DIRECT TRANSFERS
Direct transfers to another 403(b) arrangement pursuant to Revenue Ruling 90-24 or transfers to purchase service credits under a defined benefit governmental plan pursuant to Code Section 403(b)(13) as amended from time to time, may be made in the manner permitted by law.

WITHDRAWAL RESTRICTIONS
To qualify as a Contract which can defer compensation under a Code Section 403(b) plan or arrangement, the withdrawal restrictions under Code Section 403(b)(11) must be met.

Withdrawals attributable to contributions made pursuant to a salary reduction agreement may be paid only upon or after attainment of age 59 1/2, severance from employment, death, total or permanent disability (as defined in Code
Section 72(m)(7)) or in the case of hardship (as defined in Code Section 403(b)(11)). The hardship exception applies only to the salary reduction contributions and not to any income attributable to such contribution. Amounts may also be distributed pursuant to a QDRO to the extent permitted by law.

These withdrawal restrictions apply to years beginning after December 31, 1988 but only with respect to assets other than those assets held as of the close of the last year beginning before January 1, 1989.

If contributions attributable to a custodial account described in Section 403(b)(7) of the Code are transferred to this Contract, the following conditions, restrictions, and limitations apply:

     Withdrawals attributable to these transferred contributions may be paid only upon or after attainment of age 59 1/2, severance from employment, death, or total and permanent disability (as defined in Code Section 72(m)(7)).

     Withdrawals on account of hardship may be made only with respect to assets attributable to a custodial account as of the close of the last year beginning before January 1, 1989, and amounts contributed thereafter under a salary reduction agreement but not to any income attributable to such conditions.

ELECTION OF SETTLEMENT OPTIONS
On the Maturity Date, or other agreed upon date, We will pay the amount payable under this contract in one lump sum or in accordance with the Option elected by You. While the Annuitant is alive, You may change your Settlement Option election by Written Request, but only before the Maturity Date. Once annuity payments have commenced, no further election changes are allowed.

If subject to the ERISA and no election has been made on the Maturity Date and if the Annuitant is living and has a spouse, We will pay to You the first of a series of monthly annuity payments based on the life of the Annuitant as primary payee and the Annuitant's spouse as secondary payee in accordance with the Joint and Last Survivor Life Annuity-Annuity Reduced on Death of Primary Payee Option. During the Annuitant's lifetime, if no election has been made and the Annuitant has no spouse on the Maturity Date, We will pay to You the first of a series of monthly annuity payments based on the life of the Annuitant, in accordance with the Life Annuity with Period Certain Annuity option,, with 120 monthly payments assured.

REQUIRED MINIMUM DISTRIBUTIONS
DISTRIBUTIONS DURING ANNUITANT'S LIFETIME
In order to meet the qualification requirements of Code Section 403(b), all plans must meet the Required Minimum Distribution rules in Code Sections 401(a)(9) and 403(b)(10).

L-22382                                                                 Ed. 2/03

Code Section 401(a)(9) states that a plan will not be qualified unless the entire interest of each employee is distributed to such employee not later than the "required beginning date" or over the life or life expectancy of such employee or over the lives or joint life expectancy of such employee and a designated beneficiary. Generally, the "required beginning date" means April 1 of the calendar year following the later of (1) the calendar year in which the employee attains age 70 1/2, or (2) the calendar year in which the employee retires.

DISTRIBUTIONS UPON ANNUITANT'S DEATH
If the Annuitant dies on or after the Required Beginning Date (or after distributions have begun under one of the settlement options under this contract), the remaining portion of the Annuitant's interest (if any) shall be distributed at least as rapidly as the method of distribution in effect as of the Annuitant's death.

If the Annuitant dies before distribution of his or her interest in the Contract has begun and unless otherwise permitted under applicable law, the Annuitant's entire interest will be distributed in accordance with one of the following three provisions:

   a. If the Annuitant's interest is payable to a designated beneficiary, except as provided in (c) below, the designated beneficiary may elect to receive the entire interest over the life expectancy of the designated beneficiary or over a period not extending beyond the life expectancy of the designated beneficiary, commencing on or before December 31 of the calendar year immediately following the calendar year in which the Annuitant died. Such election by the designated beneficiary must be irrevocable and must be made no later than September 30 of the calendar year immediately following the calendar year in which the Annuitant died.

   b. If there is no designated beneficiary, or if the beneficiary elects, the Annuitant's entire interest in the Contract will be distributed by December 31 of the calendar year containing the fifth anniversary of the Annuitant's death.

   c. If the designated beneficiary is the Annuitant's surviving spouse, the surviving spouse may elect to receive the entire interest in equal or substantially equal payments over the life expectancy of the surviving spouse or over a period not extending beyond the life expectancy of the surviving spouse, commencing at any date on or before the later of:

            (i) December 31 of the calendar year immediately following the calendar year in which the Annuitant died; or

            (ii) December 31 of the calendar year in which the Annuitant would have attained age 70 1/2. Such election by the surviving spouse must be irrevocable and must be made no later than the earlier of December 31 of the calendar year containing the fifth anniversary of the Annuitant's death, or the date distributions are required to begin pursuant to the preceding sentence.

If the surviving spouse dies before distributions begin, the limitations described above in this section shall be applied as if the surviving spouse were the Annuitant.

Life expectancies will be calculated in accordance with the applicable requirements of Federal Law, including the Code and any applicable rules and regulations.

ANNUITIES DISTRIBUTED UNDER AN ERISA TSA
SPOUSAL CONSENT

DEATH BENEFIT - If the Annuitant dies while the Contract continues and the Annuitant has a spouse at the time of the Annuitant's death, We will pay the death benefit to a person other than the current spouse of the Annuitant only if proof of spousal consent, which meets the requirements of Section 417 of the Code, is furnished to us.

If the Beneficiary is not the current spouse and such spousal consent is not furnished, We will pay 50% of the death benefit to the current spouse. We will pay the balance of the death benefit to the Beneficiary.

CASH SURRENDER - Before the due date of the first annuity payment, 1) if You do not have a spouse and without the consent of any Beneficiary; or, 2) if You do have a current spouse then only with the written consent of your spouse, as required by Section 417 of the Code; We will pay to You all or any portion of the cash surrender value of the contract upon receipt of your Written Request for it.

L-22382                                                                 Ed. 2/03

  ADMINISTRATIVE COMPLIANCE/AMENDMENT
  If changes in the Code and related law, regulations and rulings require a distribution greater than described above in order to keep this Annuity qualified under the Code, we will administer the Contract in accordance with these laws, regulations and rulings. Notwithstanding any provision in this Contract or in the 403(b) plan of which this Contract is a part, we reserve the right to amend or modify the Contract or any rider or any endorsement thereto, to the extent necessary to comply with any law, regulation or other requirement in order to establish or maintain the qualified status of such plan, following any necessary regulatory approvals. Any such amendment or modification may be made retroactively to conform to the requirements of such law, regulation or other requirement.




                              THE TRAVELERS INSURANCE COMPANY

                                   /s/ George C. Kokulis


                                         PRESIDENT

L-22382                                                                 Ed. 2/03